NEWS RELEASE
Five Below, Inc. Announces Fourth Quarter and Fiscal 2019 Financial Results
Q4 net sales increased 14% to $687 million
Q4 EPS increased 24% to $1.97

PHILADELPHIA, PA – (March 18, 2020) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the fourth quarter and full year of fiscal 2019 ended February 1, 2020.

For the fourth quarter ended February 1, 2020:

•	Net sales increased 14.0% to $687.1 million from $602.7 million in the fourth quarter of fiscal 2018; comparable sales decreased 2.2%

•	The Company opened 6 new stores and ended the quarter with 900 stores in 36 states. This represents an increase in stores of 20.0% from the end of the fourth quarter of fiscal 2018.

•	Operating income increased 23.7% to $144.1 million from $116.5 million in the fourth quarter of fiscal 2018.

•	The effective tax rate was 23.6% compared to 24.4% in the fourth quarter of fiscal 2018.

•	Net income increased 23.7% to $110.4 million from $89.3 million in the fourth quarter of fiscal 2018.

•
Diluted income per common share increased 23.9% to $1.97 from $1.59 in the fourth quarter of fiscal 2018. The benefit from share-based accounting was approximately $0.01 in the fourth quarter of both fiscal 2019 and fiscal 2018.

For the fiscal year ended February 1, 2020:

•	Net sales increased 18.4% to $1,846.7 million from $1,559.6 million in fiscal 2018; comparable sales increased 0.6%.

•	The Company opened 150 new stores compared to 125 net new stores opened in fiscal 2018.

•	Operating income increased 16.1% to $217.3 million from $187.2 million in fiscal 2018.

•	The effective tax rate was 21.0% compared to 22.0% in fiscal 2018.

•	Net income increased 17.0% to $175.1 million from $149.6 million in fiscal 2018.

•	Diluted income per common share increased 17.3% to $3.12 from $2.66 in fiscal 2018. The benefit from share-based accounting was approximately $0.14 in fiscal 2019 compared to $0.09 in fiscal 2018.

Joel Anderson, President and CEO of Five Below, stated, “Our fourth quarter results were in line with the revised expectations announced in conjunction with our holiday sales release. With six new store openings in the fourth quarter, we were very pleased to complete our planned 150 new stores, and achieve fourth quarter earnings growth of nearly 24%.”

Mr. Anderson continued, “Fiscal 2019 marked our fourteenth consecutive year of positive comps. I am very pleased with our teams’ execution and accomplishments in 2019. We had a very productive year as we mitigated tariffs, opened a record number of new stores and remodels, successfully tested Ten Below concepts, hired key senior executives, upgraded IT systems, and began a multi-year build out of our distribution network. In addition, we made our first financial investments outside of Five Below. We continue to build on our foundation and innovate across the organization, focusing on three key strategic priorities: experience, product and supply chain.”

“With the rapidly evolving COVID-19 situation, the health and safety of our associates and customers is our top priority, and we are taking the necessary steps to address the current environment across our stores, distribution centers and WowTown. As we announced earlier today, all of our stores will be temporarily closed beginning Thursday evening through March 31st. We will be paying our associates through this period. Given the uncertainty related to COVID-19, we are not providing guidance for the first quarter or fiscal 2020 at this time. If not for COVID-19, we would have expected fiscal 2020 to be in line with our 20/20 through 2020 goals,” concluded Mr. Anderson.

Fiscal 2020:
Given the uncertainty related to COVID-19, the Company will not be providing guidance for the first quarter or fiscal 2020.

Conference Call Information:
A conference call to discuss the fourth quarter and full year of fiscal 2019 financial results is scheduled for today, March 18, 2020, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6516 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 412-317-0088. The pin number to access the telephone replay is 10139577. The replay will be available for approximately two weeks after the call.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks and uncertainties associated with the COVID-19 or coronavirus pandemic (including store closures and effects on customer demand or on our supply chain), risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our expansion into online retail, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, risks related to any legal proceedings that we may become subject to, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to the Company's continued retention of its executive officers, senior management and other key personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to cyber security, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of recent and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We know life is way better when you're free to "let go & have fun" in an amazing experience filled with unlimited possibilities. With most items priced $1-$5, and some extreme value items priced up to just $10, we make it easy to say YES! to the newest, coolest stuff across 8 awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 900 stores in 36 states. For more information, please visit www.fivebelow.com and a store!

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations
215-207-2658
Christiane.Pelz@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	February 1, 2020	February 2, 2019
Assets
Current assets:
Cash and cash equivalents	$202,490	$251,748
Short-term investment securities	59,229	85,412
Inventories	324,028	243,636
Prepaid income taxes	4,063	1,337
Prepaid expenses and other current assets	75,903	60,124
Total current assets	665,713	642,257
Property and equipment, net	439,086	301,297
Operating lease assets	842,988	—
Deferred income taxes	—	6,126
Other assets	10,874	2,584
	$1,958,661	$952,264

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—
Accounts payable	130,242	103,692
Income taxes payable	9,505	20,626
Accrued salaries and wages	19,873	24,586
Other accrued expenses	81,255	104,201
Operating lease liabilities	110,470	—
Total current liabilities	351,345	253,105
Deferred rent and other	1,199	84,065
Deferred income taxes	8,716	—
Long-term operating lease liabilities	837,623	—
Total liabilities	1,198,883	337,170
Shareholders’ equity:
Common stock	557	557
Additional paid-in capital	322,330	352,702
Retained earnings	436,891	261,835
Total shareholders’ equity	759,778	615,094
	$1,958,661	$952,264

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen weeks ended		Fifty-two weeks ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Net sales	$687,130	$602,684	$1,846,730	$1,559,563
Cost of goods sold	398,002	358,679	1,172,764	994,478
Gross profit	289,128	244,005	673,966	565,085
Selling, general and administrative expenses	145,027	127,497	456,682	377,901
Operating income	144,101	116,508	217,284	187,184
Interest income and other, net	333	1,503	4,285	4,623
Income before income taxes	144,434	118,011	221,569	191,807
Income tax expense	34,060	28,749	46,513	42,162
Net income	$110,374	$89,262	$175,056	$149,645
Basic income per common share	$1.98	$1.60	$3.14	$2.68
Diluted income per common share	$1.97	$1.59	$3.12	$2.66
Weighted average shares outstanding:
Basic shares	55,692,475	55,761,714	55,823,535	55,763,034
Diluted shares	56,006,952	56,230,318	56,166,167	56,220,864

FIVE BELOW, INC.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Fifty-two weeks ended
	February 1, 2020	February 2, 2019
Operating activities:
Net income	$175,056	$149,645
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,979	41,451
Share-based compensation expense	12,383	12,018
Deferred income tax expense	14,842	550
Other non-cash expenses	117	44
Changes in operating assets and liabilities:
Inventories	(80,392)	(56,599)
Prepaid income taxes	(2,726)	927
Prepaid expenses and other assets	(16,603)	(15,655)
Accounts payable	20,742	32,866
Income taxes payable	(11,121)	(4,649)
Accrued salaries and wages	(4,713)	1,680
Operating leases	13,922	12,143
Other accrued expenses	10,543	9,712
Net cash provided by operating activities	187,029	184,133
Investing activities:
Purchases of investment securities and other investments	(136,148)	(117,371)
Sales, maturities, and redemptions of investment securities	154,865	191,619
Capital expenditures	(212,297)	(113,720)
Net cash used in investing activities	(193,580)	(39,472)
Financing activities:
Net proceeds from issuance of common stock	435	365
Repurchase and retirement of common stock	(36,885)	(1,987)
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	4,110	4,030
Common shares withheld for taxes	(10,367)	(7,990)
Net cash used in financing activities	(42,707)	(5,582)
Net (decrease) increase in cash and cash equivalents	(49,258)	139,079
Cash and cash equivalents at beginning of year	251,748	112,669
Cash and cash equivalents at end of year	$202,490	$251,748